Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction:
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of Apex Crypto LLC (“Apex”) by Bakkt Holdings, Inc. (the “Company”) on April 1, 2023 (the “Acquisition”). Apex is a financial technology company with an integrated crypto trading platform that was wholly owned by Apex Fintech Solutions, Inc. (“AFS”).
The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of the Company and Apex. The pro forma financial statements have been presented for information purposes only and are not necessarily indicative of what the Company’s balance sheet or statement of operations actually would have been had the Acquisition been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Acquisition.
The unaudited pro forma condensed combined balance sheet combines Apex’s audited historical consolidated balance sheet as of December 31, 2022 and the Company’s audited historical consolidated balance sheet as of December 31, 2022, giving effect to the Acquisition as if it had been consummated on December 31, 2022. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 give pro forma effect of the Acquisition as if it had been consummated on January 1, 2022. We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the “pro forma financial statements.”
The pro forma financial statements were prepared using the acquisition method of accounting under the provisions of ASC 805 (“ASC 805”) on the basis of the Company as the accounting acquirer and Apex as the accounting acquiree. Under the acquisition method of accounting, the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of Apex, based on their estimated acquisition-date fair values. These estimates are determined through established and generally accepted valuation techniques. Estimated transaction costs incurred are expensed in the pro forma condensed combined statements of operation as if the Closing occurred on January 1, 2022.
The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are based on the historical financial statements of the Company and Apex, each as filed with the Securities and Exchange Commission (the “SEC”). The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

	Historical Financials
($ in millions)	Bakkt (Historical as of 12/31/2022)	Apex (Historical as of 12/31/2022)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$98.3	$24.3	$(78.0)	A, B, D	$44.6
Restricted cash	16.5	1.7	—		18.2
Customer funds	0.6	—	—		0.6
Available-for-sale securities	141.1	—	—		141.1
Accounts receivable, net	25.3	6.1	—		31.4
Prepaid insurance	22.8	—	—		22.8
Safeguarding asset for crypto	15.8	480.6	—		496.4
Other current assets	6.1	—	—		6.1
Total current assets	326.5	512.7	(78.0)		761.2
Property, equipment and software, net	19.7	4.3	(4.2)	B	19.8
Goodwill	15.9	—	31.1	B	47.0
Intangible assets, net	55.8	0.3	16.1	B, C	72.2
Deposits with clearinghouse	15.2	—	—		15.2
Other assets	22.5	2.6	0.4	C	25.5
Total assets	$455.6	$519.9	$(34.6)		$940.9
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$66.8	$5.9	$(3.1)	D, E	$69.6
Customer funds payable	0.6	—	—		0.6
Deferred revenue, current	4.0	—	—		4.0
Due to related party	1.2	0.5	(0.5)	E	1.2
Safeguarding obligation for crypto	15.8	480.6	—		496.4
Other current liabilities	3.8	—	—		3.8
Total current liabilities	92.2	487.0	(3.6)		575.6
Deferred revenue, noncurrent	3.1	—	—		3.1
Warrant liability	0.8	—	—		0.8
Deferred tax liabilities, net	—	—	—		—
Other noncurrent liabilities	23.4	—	—		23.4
Total liabilities	119.5	487.0	(3.6)		602.9
Stockholders’ equity:
Class A common stock	—	—	—		—
Class V common stock	—	—	—		—
Member’s equity	—	32.9	(32.9)	B	—
Additional paid-in capital	773.0	—	9.1	B	782.1
Accumulated other comprehensive loss	(0.3)	—	—		(0.3)
Accumulated deficit	(676.4)	—	(7.2)	D	(683.6)
Total stockholders' equity	96.3	32.9	(31.0)		98.2
Noncontrolling interest	239.8	—	—		239.8
Total equity	336.1	32.9	(31.0)		338.0
Total liabilities and stockholders’ equity	$455.6	$519.9	$(34.6)		$940.9

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

	Historical Financials
($ in millions, except share and per share data)	Bakkt (Historical Year Ended 12/31/2022)	Apex (Historical Year Ended 12/31/2022)	Transaction Accounting Adjustments		Pro Forma Combined
Net revenues	$54.6	$3,071.4	$—		$3,126.0
Operating expenses:
Cryptocurrencies costs	—	3,062.8	0.6	BB	3,063.4
Compensation and benefits	139.0	12.4	(1.4)	AA	150.0
Professional services	11.5	—	—		11.5
Technology and communication	17.1	2.2	—		19.3
Selling, general and administrative	35.4	2.7	—		38.1
Acquisition-related expenses	5.7	—	7.2	CC	12.9
Depreciation and amortization	25.4	0.2	2.1	DD	27.7
Related party expenses	1.2	—	—		1.2
Goodwill and intangible assets impairments	1,822.1	—	—		1,822.1
Impairment of long-lived assets	11.5	—	—		11.5
Restructuring expenses	2.3	—	—		2.3
Other operating expenses	2.3	—	(0.6)		1.7
Total operating expenses	2,073.5	3,080.3	7.9		5,161.7
Operating loss	(2,018.9)	(8.9)	(7.9)		(2,035.7)
Interest income (expense), net	1.9	0.1	—		2.0
Gain (loss) from change in fair value of warrant liability	16.6	—	—		16.6
Other income (expense), net	(0.8)	—	—		(0.8)
Loss before income taxes	(2,001.2)	(8.8)	(7.9)		(2,017.9)
Income tax benefit (expense)	11.3	2.8	(2.8)	EE	11.3
Net loss	(1,989.9)	$(6.0)	(10.7)		(2,006.6)
Less: Net loss attributable to noncontrolling interest	(1,411.8)		(11.2)	FF	(1,423.0)
Net loss attributable to Bakkt Holdings, Inc.	$(578.1)		$0.5		$(583.6)

Earnings per share
Weighted average shares outstanding of Class A common shares (basic)	71,167,992				77,308,519
Net loss per share (basic)	$(8.12)				$(7.55)

Weighted average shares outstanding of Class A common shares (diluted)	71,167,992				77,308,519
Net loss per share (diluted)	$(8.12)				$(7.55)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1.Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting with the Company as the acquiring entity. Under the acquisition method of accounting, the Company’s assets and liabilities will retain their carrying values and the assets and liabilities associated with Apex are recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, are recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by the Company, who was determined to be the accounting acquirer.
ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined. Further, estimated one-time transaction-related expenses incurred in connection with the consummation of the Acquisition are presented in the unaudited pro forma condensed combined statement of operations as if it was consummated on January 1, 2022. The impact of such transaction expenses incurred prior to the Acquisition on April 1, 2023 are reflected in the unaudited pro forma condensed combined balance sheet as reductions to the accrued liabilities and a decrease to cash, whereas such transaction expenses incurred concurrently with the consummation of the Acquisition are reflected as an adjustment to retained earnings and a decrease to cash. Such transaction expenses incurred and paid by Apex prior to the Acquisition have been adjusted as part of the Apex equity close out adjustment.
The accompanying unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805 and are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives pro forma effect to the Acquisition as if it had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 present the pro forma effect of the Acquisition as if it had been consummated on January 1, 2022.
2.Description of the Acquisition
Pursuant to the Apex Crypto LLC Membership Interest Purchase Agreement dated November 2, 2022, the Company received all of the membership interests of Apex for consideration consisting of an initial purchase price of $55.0 million in cash, up to $45.0 million in shares of our Class A common stock that may be earned if Apex achieved certain profitability targets for the fourth quarter of 2022, and up to an additional $100.0 million in shares of our Class A common stock depending on Apex’s achievement of certain financial targets through 2025. The actual achievement of the fourth quarter 2022 profitability growth target resulted in $9.1 million Class A common stock issuable to AFS.
3.Transaction Accounting Adjustments to Pro Forma Condensed Combined Balance Sheet
Explanations of the transaction accounting adjustments to the pro forma balance sheet are as follows:
(A) Represents adjustments to cash due to the following inflows and outflows as a result of the Acquisition.

($ in millions)
Cash consideration paid	$(55.0)
Cash paid for working capital	(12.2)
Buyer transaction costs(1)	(10.8)
Total	$(78.0)
(1) Represents the Company’s transaction costs that were incurred with the Acquisition but not paid as of December, 31, 2022.
(B) Represents the adjustment for the estimated preliminary purchase price allocation for the Apex business resulting from the Acquisition. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of Apex’s assets acquired and liabilities assumed is presented below as if the Acquisition was consummated on December 31, 2022. The total consideration includes $55.0 million in cash, approximately $9.1 million in Class A common stock payable based on Apex’s performance in Q4 of 2022, and $12.2 million of cash paid for net working capital, which was predominantly cash held in banks. We may pay up to $100.0 million of our Class A common stock in additional consideration depending on Apex’s achievement of certain financial targets through 2025, though as of the Acquisition date the Company does not anticipate issuing additional consideration and no material fair value was attributed to the contingent consideration. The Company’s evaluation of the fair value contingent consideration payable and of assets acquired and the liabilities assumed is preliminary and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of the Company based on the information currently available and are subject to change once additional analyses are completed. Potential differences may include, but are not limited to, changes in the composition of the balance sheet as of the Acquisition date which may change the allocation to intangible assets.
The following is a preliminary estimate of the fair value of consideration transferred in the Acquisition.

($ in millions)	Pro Forma
Cash consideration paid	55.0
Cash paid working capital and cash	12.2
Class A common stock at transaction close	9.1
Estimated fair value of Class A common stock contingent consideration	—
Total consideration	$76.3
Current assets	32.2
Safeguarding asset for crypto	480.6
Property, equipment and software, net	0.1
Non-current assets	2.9
Intangible assets - developed technology	5.4
Intangible assets - customer relationships	11.0
Goodwill	31.1
Current liabilities	(6.4)
Safeguarding obligation for crypto	(480.6)
Net assets acquired	$76.3
Intangible Assets: The following describes intangible assets that met either the separability criterion or the contractual-legal criterion described in ASC 805, and the anticipated valuation approach. The estimated fair values of intangible assets are based on information available as of the date of this filing and may differ materially as new information is made available and purchase accounting is applied. The customer relationships intangible asset represents the existing customer relationships of Apex that was estimated by applying the multi-period excess earnings method. Approximately $4.2 million of internally-developed software was adjusted out Property, equipment and software, net and into intangible assets as developed technology. The developed technology intangible asset represents technology acquired or developed by Apex for the purpose of generating income for Apex, which was valued using the relief-from-royalty method.

($ in millions)	Expected Useful Life (Years)	Fair Value
Customer Relationships	10.0	11.0
Developed Technology	5.0	5.4
Total		$16.4
Goodwill: Approximately $31.1 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the estimated fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring Apex primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets.
In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.
(C) Represents reclassification of crypto from Intangible Assets on Apex’s Balance Sheet to Other Assets to be consistent with the Company’s Balance Sheet presentation.
(D) Represents $3.6 million of the Company’s transaction fees included in Accounts Payable and Accrued Liabilities as of December 31, 2022 as a reduction to cash (see Note (A)), and $7.2 million of the Company’s estimated transaction fees that had not been incurred as of December 31, 2022 which are reflected as an adjustment to retained earnings and a reduction to cash..
(E) Represents reclassification of Due to Related Party on Apex’s Balance Sheet to Accounts Payable and Accrued Liabilities as Apex’s previous related parties are not related parties with the Company.
4.Transaction Accounting Adjustments to Pro Forma Condensed Combined Statement of Operations
Explanations of the transaction accounting adjustments to the pro forma balance sheet are as follows:

(AA) Represents post Acquisition pro forma expense adjustment associated with the Company and Apex’s non-cash compensation. We did not acquire all of the employees of Apex crypto and the individuals that were employees of Apex received restricted stock units upon consummation of the Acquisition resulting in a net decrease in stock compensation. The pro forma expense adjustment is based on the March 31, 2023 closing price of Class A common stock of $1.72 per share, which was the last trading day immediately prior to the Acquisition.
(BB) Represents the reclassification of the Company’s crypto costs for consistency of presentation
(CC) Reflects estimated transaction-related costs incurred by the Company related to the Acquisition as if it was consummated on January 1, 2022. These transaction-related costs are non-recurring. Pro forma transaction-related costs adjustment of $7.2 million excludes $4.0 million of transaction-related costs related to the Acquisition already expensed in the Company’s historical statements of operations for the fiscal year ended December 31, 2022.
(DD) Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting at the closing of the Acquisition. This pro forma adjustment has been proposed assuming the Acquisition happened on January 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses:

($ in millions)	Expected Useful Life (Years)	Fair Value	Amortization Expense for the Year Ended December 31, 2022
Customer Relationships	10.0	11.0	1.1
Developed Technology	5.0	5.4	1.1
Total		$16.4	$2.2
Less: Historical amortization expenses			(0.1)
Pro forma adjustments to amortization expenses			$2.1
(EE) Reversal of Apex’s income tax expense to reflect the Company’s full valuation allowance.
(FF) Represents the impact of the change in the Company’s non-controlling ownership percentage as if the expected issuance of 6,140,611 shares of Class A Common Stock, described below, had occurred on January 1, 2022, as well as the impact of Transaction Accounting Adjustments on Noncontrolling Interest.
5.Pro Forma Earnings Per Share Information
As a result of the Acquisition, both the pro forma basic and diluted weighted average shares outstanding are inclusive of an additional 6,140,611 shares of Class A Common Stock expected to be issued for Apex’s achievement of certain profitability targets for the fourth quarter of 2022. The per share calculation does not give effect to the issuance of additional contingent consideration shares as the future targets are currently not expected to be met.

(in millions, except per share data)	Year Ended December 31, 2022
Net loss attributable to Bakkt Holdings, Inc.	$(583.6)
Weighted average shares outstanding (basic)	77.3
Loss per share (basic)	$(7.55)
Weighted average shares outstanding (diluted)	77.3
Loss per share (diluted)	$(7.55)
Earnings per share exclude potential common shares that would be anti-dilutive to pro forma EPS, including (i) 14.9 million restricted stock units and performance stock units, (ii) 7.1 million public warrants, (iii) 0.8 million private placement warrants, (iv) 2.2 Bakkt Holdings, LLC (“Opco”) incentive units, and (v) 181.2 million Opco common units that are exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V Common Stock) into Class A Common Stock.